UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009 (August 27, 2009)

DIGITALGLOBE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 684-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On August 27, 2009, the Board of Directors of DigitalGlobe, Inc. (the “Company”) appointed Alden Munson Jr. to serve as a Class II independent director and James M. Whitehurst to serve as a Class I independent director of the Company, effective August 28, 2009. Mr. Whitehurst was designated for nomination by Morgan Stanley & Co., Incorporated (“Morgan Stanley”), pursuant to the terms of the Investor Agreement, dated as of April 28, 2009, between the Company and Morgan Stanley. Mr. Whitehurst will serve as a member of the Company’s Compensation Committee, replacing Eddy Zervigon. Mr. Munson will serve as a member of the Company’s Nominating and Corporate Governance Committee.

Mr. Munson currently serves as a senior fellow at the Potomac Institute for Policy Studies. From May 2007 until July 2009, Mr. Munson served as the first Deputy Director of National Intelligence for Acquisition.  Mr. Munson previously worked with the investment banking firm Windsor Group and as a consultant to government and industry in defense, space and intelligence matters.  Earlier, Mr. Munson served in senior leadership positions at Litton Corp. and TRW, both now part of Northrop Grumman.

Mr. Whitehurst currently serves as President and CEO of Red Hat, the maker of Linux and other enterprise software, a position he has held since January 2008. Mr. Whitehurst previously served as Chief Operating Officer for Delta Air Lines from July 2005 to August 2007, and as Chief Network and Planning Officer from May 2004 to July 2005. Prior to joining Delta in 2002, Mr. Whitehurst was a partner and managing director at the Boston Consulting Group.

Messrs. Munson and Whitehurst will each receive the Company’s standard compensation package for non-employee directors, including an initial equity grant having a value of $170,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2009	DIGITALGLOBE, INC.

	By:	/s/ Yancey L. Spruill
	Name:	Yancey L. Spruill
	Title:	Executive Vice President, Chief Financial Officer and Treasurer